Exhibit 99.1
February 10, 2025

Hydrofarm Announces Reverse Stock Split
SHOEMAKERSVILLE, PA, February 10, 2025 – Hydrofarm Holdings Group, Inc. (Nasdaq: HYFM) (“Hydrofarm” or the “Company”) today announced that its Board of Directors has approved a 1-for-10 reverse stock split of the Company’s common stock, par value $0.0001, which will be effective at 5:00 pm Eastern Time on February 12, 2025. The Company’s common stock will continue to be traded on The Nasdaq Capital Market on a split-adjusted basis beginning on February 13, 2025, under the Company’s existing trading symbol “HYFM.”
The reverse stock split is intended to regain compliance with the minimum bid price requirement of $1.00 per share of the Company’s common stock for continued listing on The Nasdaq Capital Market. The new CUSIP number following the reverse stock split will be 44888K407. The Company intends to file a Certificate of Amendment with the Delaware Secretary of State on February 12, 2025 to effectuate the reverse split.
The reverse stock split will affect all stockholders uniformly and will not alter the stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split results in any of the Company’s stockholders owning a fractional share as described in more detail below. The reverse stock split will reduce the number of shares of common stock issued and outstanding from 46,144,512 to approximately 4,614,451. The total authorized number of shares will not be reduced. No fractional shares will be issued in connection with the reverse stock split. Each stockholder who would otherwise be entitled to receive a fraction of a share of the Company’s common stock will be entitled to receive a cash payment based on the closing price per share of the Company’s common stock as quoted on the Nasdaq Capital Market on February 12, 2025.
As of the effective date of the reverse stock split, the number of shares of common stock available for issuance under the Company’s equity incentive plans and issuable upon the exercise of stock options, restricted stock units and performance stock units outstanding immediately prior to the reverse stock split will be proportionately affected by the reverse stock split. The exercise prices of the Company’s outstanding options, restricted stock units and performance stock units will be adjusted in accordance with their respective terms.
Continental Stock Transfer and Trust Company, the Company's transfer agent, will act as the exchange agent for the reverse stock split. Stockholders with common stock in “street name” will receive instructions from their brokers.
About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The market in which we operate has been substantially adversely impacted by industry conditions, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, have materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, we could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, we may face liquidity challenges; Although equity financing may be available, the Company's current stock prices are at depressed levels and any such financing would be dilutive; Interruptions in the Company's supply chain could adversely impact expected sales growth and operations; We may be unable to meet the continued listing standards of Nasdaq; Our restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Investor Contact
Anna Kate Heller / ICR
ir@hydrofarm.com